EXHIBIT 9



                STATE REGULATORY COMMISSION DECISIONS OR ANALYSES


During the period from July 1, 1998 through September 30, 1998 there were no state regulatory commission decisions or analyses issued which addressed the effect of the factoring of CSW system accounts receivable rates.